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                                                                    EXHIBIT 99.2

[ZILA, INC. LETTERHEAD]


Immediate Release: 8/27/01                  Contact: Joseph Hines (602) 266-6700

                      ZILA OBTAINS $12 MILLION CREDIT LINE

Phoenix, Arizona - Zila, Inc. (Nasdaq: ZILA), international provider of healthcare and biotechnology products and services for dental/medical professionals and consumers, announced it has obtained a $12 million line of credit from Congress Financial Corporation, part of the First Union Corporation, the nation's sixth largest banking and securities brokerage company. The interest rate on the line of credit is prime-plus-3/4 percent.

Zila President Joseph Hines said a portion of the available funds has been used to pay off the outstanding balance on a previous Bank One line of credit. "The new credit facility will meet Zila's working capital needs," Hines noted. "We are pleased to put this issue behind us and devote our full attention to building the Company - increasing domestic and international market share for our current products, developing and acquiring new products, and fully exploiting the potential of our cancer detection and treatment technologies."

With over 50 years' experience, Congress Financial Corporation closes over $3 billion in new transactions a year.

Zila has six divisions: Zila Consumer Pharmaceuticals, marketer of Zilactin(R) oral healthcare products; Zila Professional Pharmaceuticals, marketer of Peridex(R) prescription mouthrinse, OraTest(R) oral cancer detection products, the Pro-Ties(TM) bundling system for instrument sterilization, and antiseptic Pro-Wash(TM) and Pro-Scrub(TM) products; Zila Dental Supply(TM), a national dental supplies distributor; Inter-Cal Nutraceuticals, manufacturer and supplier of patented Ester-C(R) branded products and botanicals such as Palmettx(TM) saw palmetto extract -- value-added ingredients for the global nutrition industry; Zila Europe, marketer of OraTest products in the EU; and Zila Technical Operations, manufacturer of pharmaceutical-grade Zila(R) Tolonium Chloride, as well as dry-handled pre-moistened swab products at its Innovate Swab Technologies unit, and internal source of product development, technical and compliance expertise.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila's expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company's control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this document will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila's future results, please refer to Zila's annual report on Form 10-K for its fiscal year ended July 31, 2000, and its quarterly report on Form 10-Q for the quarter ended April 30, 2001, filed with the US Securities and Exchange Commission.

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